Exhibit 99.1
                        FOR IMMEDIATE RELEASE

                    PROVIDES COMMITTED FINANCING


ST. LOUIS, MISSOURI, January 13, 1997 . . . Brown Group, Inc. (NYSE:
BG) today announced the completion of a strategic repositioning of its debt structure that provides committed financing for long-term growth and investment in operations. This announcement was made by Harry E. Rich, Executive Vice President and Chief Financial Officer.

The repositioning included the October 1996 sale of $100 million in 9 1/2% senior notes and the signing on January 9, 1997 of a new $155 million revolving credit bank facility that replaces the company's previous revolving credit agreement. The senior notes are due
October 15, 2006.  The sale of the senior notes was underwritten by
Smith Barney, Inc.,   First Chicago Capital Markets, Inc. and Dillon,
Read & Co. Inc. The revolving credit bank facility is provided by a syndicate of eight banks including NationsBanc Capital Markets, Inc. and First Chicago Capital Markets, Inc. as Co-Agents. The facility includes a LIBOR-based borrowing option and committed letter-of-credit backing and expires in three years.

In making this announcement, Mr. Rich said:

     "We are pleased to announce this completion of the repositioning of Brown Group's short and long-term debt structure. The new arrangements provide more balanced exposure to interest rates, enhanced financial flexibility, and committed intermediate-term capital to support investment in our operations for long-term growth."



Brown Group, Inc. is a $1.5 billion footwear company with worldwide operations. The company operates the Famous Footwear, Naturalizer and
F. X. LaSalle chains of footwear retail stores and markets leading brands including Naturalizer, Life Stride, NaturalSport, the Larry Stuart Collection, le coq sportif athletic footwear, Buster Brown, and licensed brands including Dr. Scholl's and Disney character footwear.